Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into, effective as of the 1st day of December, 2011 (the “Effective Date”), by and between Rick Meyer (hereinafter referred to as the “Executive”), and Midwest Holding Inc., a Nebraska corporation (hereinafter referred to as the “Employer”).

WHEREAS, the Employer is a financial services holding company with its headquarters in Lincoln, Nebraska;

WHEREAS, American Life & Security Corp., a Nebraska corporation and the wholly owned subsidiary of the Employer (“ALSC”) is a life insurance company engaged in providing quality products and services, with its headquarters in Lincoln, Nebraska;

WHEREAS, the Executive has experience as an executive of financial services holding companies;

WHEREAS, the Employer desires to employ the Executive as its Chairman on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to accept employment with the Employer as the Chairman of the Employer on the terms and conditions hereinafter set forth.

WITNESSETH

NOW, THEREFORE, the parties, in consideration of their respective promises and undertakings as herein set forth, agree as follows:

1.                                      Emplovment.  Subject to the terms and conditions hereinafter set forth, the Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer to act on the Employer’s behalf, as the Chairman of the Employer.

2.                                      Duties.  The duties of the Executive shall be those which are usually and customarily associated with the position of Chairman of a comparably-sized financial services holding company. The Executive has the express and implied authority to bind the Employer in all areas of corporate operations that arise in the ordinary course of business, subject to the direction and oversight of the Board of Directors of the Employer.  The Executive will have the duties and responsibilities specified in the Articles of Incorporation and Bylaws of the Employer, as the same may be amended from time to time, as well as such other duties and responsibilities as may be specified by the Board of Directors of the Employer. The Executive shall report to the Board of Directors for the performance of his duties and shall devote substantially all of his working time, attention, skill and reasonable best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Employer (and its subsidiaries and affiliates).

3.                                      Compensation for Services.  In consideration for the services rendered to the Employ,{‘, jl;le Executive shall be compensated as follows:

A.                                    Base Salary.  The Executive shall be compensated at the rate of $201,571 per year (“Base Salary”). The Executive’s Base Salary, subject to applicable withholding and authorized deductions, shall be paid in equal installments, in accordance with the usual and customary payroll practices of the Employer. The Executive’s Base Salary shall be increased, as of January 1 of each year during the term of this Agreement by five percent (5.0%) over the previous year’s salary.

B.                                    Bonus.  The Board of Directors may, in its discretion, grant a performance bonus to the Executive, in addition to the compensation described herein, based on performance relating to events such as, but not limited to, acquisitions, establishment of subsidiaries or affiliates, expansion of the Employer, or corporate revenues or profits.

C.                                    Benefits.  During the term of this Agreement, subject to the proviso in the final sentence of this Section 3.C, the Executive shall receive the following benefits (together, the “Other Benefits”):

(i)                                     The Employer shall pay the full premium required to provide the Executive and the Executive’s spouse with coverage under the Employer’s Group Health and Dental Plan as per current practice.

(ii)                                  The Employer shall pay the full premium required to provide the Executive with $150,000 of 10-year level term life insurance; provided, however, that the Employer’s obligation to pay such premiums shall be limited to $5,000 per year and any premium amounts over and above such amount shall be paid by the Executive. The Executive shall designate the Beneficiary of such policy.

(iii)                               The Employer shall provide the Executive with a car allowance of $1,000 per month.

(iv)                              The Employer shall pay for a cell phone and related service for business purposes, a laptop computer, and other reasonable items the Executive deems necessary in the performance of his duties.

(v)                                 The Executive shall be eligible to participate in all leave policies and “fringe” benefit programs, including, but not limited to, sick leave, personal leave, insurance programs and pension and/or profit sharing plans, as and to the extent the same are from time to time made available to employees of the Employer.

Anything herein to the contrary notwithstanding, however, the Executive’s eligibility, participation and benefit entitlement for each of the foregoing policies, plans, programs or benefits shall be subject to all of the terms and conditions of each such policy, plan or program and any third party contracts, agreements or policies of insurance which may be applicable thereto; and the Employer expressly reserves the right, either with or without notice, to terminate, curtail or otherwise modify, change, amend or modify any such policy, plan or program in whole or in part on a prospective basis at any time.

D.                           Continuation of Salary During Illness.   If the Executive shall become ill or temporarily disabled and shall be absent from work by reason thereof, the Employer shall continue the Executive’s salary during said period of illness or disability as may be necessary to permit the Executive to qualify for any disability income insurance maintained by the Executive.

E.                           Annual Physical.   On or prior to June 1 of each year, at the Employer’s expense, the Executive shall obtain a physical examination. The scope of such physical examination shall be of a type and nature similar to medical examinations required of key executives in similar businesses from time to time, and shall be determined in the reasonable discretion of the Employer.

4.                           Expense Reimbursement.   The Employer agrees to reimburse the Executive, in accordance with the Employer’s usual and customary practices, for all other ordinary and necessary business expenses which are reasonably and necessarily incurred by the Executive in the course of performing his duties on the Employer’s behalf under this Agreement.

5.                          Term.   Subject to the reme:ining provisions of this Section 5, the term of this Agreement shall be a period of three (3) years, commencing on the Effective Date and continuing until 2014 (the “Termination Date”). Prior to each anniversary of the Effective Date, or within 30 days thereafter, the Employer’s Board of Directors shall consider and vote upon a proposal to renew and extend the term of this Agreement.  Such consideration and vote shall occur at a duly called meeting of the Board of Directors at which a quorum is present. If a majority of the members of the Board of Directors present at such meeting votes in favor of renewal, and if the Executive does not object to such renewal, the term of this Agreement shall automatically be extended for a period of one (1) year and the Termination Date likewise shall be deferred by one (1) year.  Thus, by way of example:

(i)                      If the Board of Directors approves a renewal pursuant to this Section 5 prior to the first anniversary of the Effective Date or within 30  days thereafter, and if the Executive does not object, the term of this Agreement shall run through December, 2015, and December, 2015 shall become the Termination Date.

(ii)                            If the Board of Directors does not approve a renewal pursuant to this Section 5 prior to the Effective Date or within 30 days thereafter, or if the Executive objects to the renewal, the term of this Agreement shall continue to run through December, 2014, and December 1, 2014 shall remain the Termination Date.

(iii)                        If, after approving the first renewal as provided in subsection (i) above, the Board of Directors approves a second renewal pursuant to this Section 5 prior to the second anniversary of the Effective Date or within 30 days thereafter, and if the Executive does not object, the term of this Agreement shall run through December 1, 2016, and December 1, 2016 shall become the Termination Date.

(iv)                          If, after approving the first renewal as provided in subsection (i) above, the Board of Directors does not approve a second renewal pursuant to this Section 5 prior to the second anniversary of the Effective Date or within 30 days thereafter, or the Executive objects to the second renewal, the term. of this Agreement shall continue run through December 1, 2015, and December 1, 2015 shall remain the Termination Date.

Additional renewals of this Agreement shall continue to be considered and voted upon by the Employer’s Board of Directors in a like manner and with a like effect in subsequent years on an annual basis in accordance with this Section 5. The period between the Effective Date and the Termination Date, as determined and extended pursuant to this Section 5, is hereinafter referred to as the “Term” of this Agreement.

6.                                     Termination.  This Agreement may be terminated as follows:

A.                         Expiration of the Term. This Agreement shall automatically terminate upon expiration of the Term of this Agreement, as such Term may be extended pursuant to Section 5.

B.                        Death.   This Agreement shall immediately terminate upon the event of the Executive’s death.

C.                       Disability.   Subject to Section 3.D, this Agreement shall immediately terminate in the event the Executive is Permanently Disabled, has exhausted all available leave, and is unable to retum to work and perform the essential functions of his employment.  “Permanently Disabled” shall mean a physical or mental impairment rendering the Executive substantially unable to carry out his then currently assigned day-to-day functions as an employee of the Employer for any period of six (6) consecutive months.  Any dispute as to whether the Executive is Permanently Disabled, and the date on which such incapacity commenced shall be resolved by the Board of Directors with the assistance of a physician selected by the Employer. The decision of the Board of Directors shall be final and binding upon the Executive and the Employer.  If the Executive does not cooperate in providing the Board of Directors access to needed information upon which a determination can be made, then the Board of Directors shall have no continued obligation to consult with a physician and will have authority to determine incapacity on its own.

D.                             Involuntary Termination for Good Cause.  The Employer may terminate the Executive’s employment at any time during the Term of this Agreement for Good Cause. “Good Cause” shall be deemed to exist if, and only if:

(i)                             Executive willfully engages in acts or omissions constituting dishonesty, breach of fiduciary duty or intentional wrongdoing or malfeasance, including without limitation knowing falsification of the financial books or records of the Employer (or its subsidiaries or affiliates), embezzlement of funds from the Employer (or its subsidiaries or affiliates) or other similar fraud; provided, however, that a breach of fiduciary duty shall not be deemed to occur or exist as a result of any business decision made by Executive that is protected by the “business judgment rule” as adopted by courts applying the General Corporation Law of the State of Delaware;

(ii)                       Executive is convicted of, or enters a plea of guilty or nolo contendere to charges of, any criminal violation involving fraud or dishonesty;

(iii)                    Executive is convicted of, or enters a plea of guilty or nolo contendere to charges of, any felony or other crime which has or may have a material adverse effect on Executive’s ability to carry out his duties under this Agreement or on the reputation or activities of the Employer (or its subsidiaries or affiliates);

(iv)                 Executive habitually abuses alcohol, illegal drugs or controlled substances or non-prescribed prescription medicine;

(v)                   Executive materially breaches the terms of any agreement between Executive and the Employer (or its subsidiaries or affiliates) relating to Executive’s employment, or materially fails to satisfy the conditions and requirements of Executive’s employment with the Employer (or its subsidiaries or affiliates), and such breach or failure remains uncured for more than 30 days following receipt by Executive of written notice from the Employer specifying the nature of the breach or failure and demanding cure thereof; or

(vi)              Executive engages in acts or omissions constituting gross negligence by Executive in the performance (or non-performance) of his duties hereunder.

7.                     Effect of Termination. In the event the Executive’s employment is terminated pursuant to Section 6.A, 6.B, 6.C or 6.D above, the Executive shall only be entitled to receive that portion of his Base Salary which has been earned up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section

4.              In the event the Executive’s employment is terminated for reasons other than those provided in Section 6.A, 6.B., 6.C.  or 6.D, the Executive shall be entitled to the amounts set forth in Section 9 below.

8.                              Resignation or Retirement; Effect.  If the Executive resigns without Good Reason (as defined below) or retires during the Term of this Agreement, the Executive shall only receive his Base Salary and Other Benefits through the effective date of his resignation or retirement. If the Executive resigns with Good Reason, he shall be entitled to the amounts set forth in Section 9 below.  For purposes of this Agreement, “Good Reason” shall mean:

(i)                            the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Sections 1 and 2 of this Agreement, or any other action by the Employer or ALSC which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer or ALSC promptly after receipt of notice thereof given by the Executive;

(ii)                       any failure by the Employer to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Executive;

(iii)                  the Employer requiring the Executive to be based at any office or location other than Lincoln, Nebraska without the Executive’s consent;

(iv)                 any purported termination by the Employer of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(v)                    any failure by the Employer’s Board of Directors to consider and vote upon a proposal to renew and extend the Term of this Agreement on an annual basis in accordance with Section 5;  provided, however, that the failure of the Board of Directors to vote in favor of renewal and extension shall not constitute Good Reason as long as the renewal and extension were considered and a vote taken;

(vi)                 resignation by the Executive for any reason within three (3) months after a Change in Control.  As used herein, “Change in Control” means:

(a)                 the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than an employee benefit plan  (or related trust) sponsored or maintained by the Employer or any of its affiliates, of beneficial ownership  (within the meaning of Rule  13d-3 promulgated under the Exchange Act) of more than twenty-five percent (25%) of the then outstanding voting securities of the Employer or ALSC entitled to vote generally in the election of directors, or of equity securities having a value equal to more than twenty-five percent (25%) of the total value of all shares of stock of the Employer or ALSC;

(b)                                  individuals who as of the effective date of this Agreement constitute the Board of Directors and subsequently elected members of the Board of Directors of the Employer whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended, cease for any reason to constitute at least a majority of the Board of Directors of the Employer; or

C.                                   approval by the shareholders of the Employer of (1) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the voting securities of the Employer immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of respectively, the then outstanding common shares or other voting securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the corporation or limited liability company resulting from such merger, reorganization or consolidation, (2) a liquidation or dissolution of the Employer or (3) the sale or other disposition of all or substantially all of the assets or stock of ALSC by the Employer.

(vii)                    the Employer or ALSC materially breaches the terms of any agreement between the Executive and the Employer or ALSC relating to the Executive’s employment, or materially fails to satisfy the conditions and requirements of this Agreement, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by the Employer of written notice from the Executive specifying the nature of the breach or failure and demanding the cure thereof.

Notwithstanding anything herein to the contrary, in the event the Executive shall resign and terminate his employment for Good Reason hereunder, the Executive shall give written notice to the Employer specifying in detail the reason or reasons for the Executive’s termination.

9.                            Severance; Liquidated Damages.  If the Employer terminates the Executive’s employment under this Agreement during the Term for reasons other than those provided in Sections 6.A, 6.B, 6.C and 6.D, or if the Executive resigns and terminates this Agreement for Good Reason as provided in Section 8, the Employer shall pay to the Executive that portion of his Base Salary which has been earned up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section 4. In addition, in any such event, the Employer shall (i) pay to the Executive within 60 days following the date of such termination an amount equal to the Executive’s entire Base Salary for the Severance Period (as hereinafter defined) (the “Liquidated Damages Amount”), and (ii) continue to provide the Executive with the Other Benefits throughout the Severance Period. As used herein the term “Severance Period” shall mean a period extending from the date of termination and continuing through the later of (A) the end of the Term of this Agreement, or (B) six (6) months after the date of termination. The Employer and the Executive agree that the Executive shall have no duty to mitigate his losses or obtain other employment. If the Executive obtains other employment, it shall not affect his right to payment under this Section The parties have bargained for and agreed to the foregoing severance and liquidated damages provision, given consideration to the fact that the Executive will lose certain benefits related to his position, which are extremely difficult to determine with certainty. The parties agree that payment of the severance liquidated damages provided in this Section to the Executive shall constitute adequate and reasonable compensation to the Executive for the damages and injury suffered by him because of such termination of this Agreement by the Employer.

10.                           Indemnification.

A.                          In the event that the Executive is successful in any suit or proceeding against the Employer to enforce any or all of his rights under this Agreement, the Employer shall pay (or the Executive shall be entitled to recover from the Employer) the Executive’s reasonable attorneys’ fees, costs, and expenses in connection with the enforcement of his rights, in addition to other costs and damages.

B.                        In the event that the Employer is successful in any suit or proceeding against the Executive to enforce any or all of its rights under this Agreement, the Executive shall pay (or the Employer shall be entitled to recover from the Executive) the Employer’s reasonable attomeys’ fees, costs, and expenses in connection with the enforcement of its rights, in addition to other costs and damages.

11.               Confidentiality/Nondisclosure.  The Executive agrees that all information relating to the Employer and its business, financial and/ or professional affairs which is obtained by the Executive in the course of his employment has substantial value and shall at all times be and remain the sole and exclusive property of the Employer. Executive further agrees during the term of this Agreement and thereafter, to maintain and keep all Confidential Information, as hereinafter defined, strictly confidential and to not disclose the same in any form to any person, finn or entity, or use the same for any purpose whatsoever except as may be necessary and appropriate in connection with the performance of the Executive’s duties hereunder, or to the extent such disclosures are required by law. For the purposes of this Agreement, “Confidential Information” shall include, but not be limited to, all nonpublic information pertaining to or in any way connected with the Employer’s present or future products or services or any component parts thereof, the Employer’s designs, routines, standards, and procedures, all research, development, discoveries, improvements, applications, enhancements, and inventions, whether or not patentable or subject to copyright protection, undertaken or made in connection therewith; all information relating to the Employer’s customers, clients and accounts, and contractees, and all information related to executives, executive relations, personnel or pay practices, marketing plans, business plans, business or marketing research; and all information relating to the Employer’s financial andjor other business affairs; and all files, documents, contracts, materials, listings, computer programs, printouts, source codes, drawings, specifications, processes, applications, techniques, routines, formulas and information of every name, nature or description, whether or not the same is in machine readable for or reduced to writing, which pertains thereto.

12.                   Noncompete Covenant.  The Recitals set forth in Section 11 are incorporated herein by this reference with the same force and effect as if set forth herein in their entirety.  As a material inducement to and in consideration for the execution of this Agreement by the Employer; the employment of the Executive hereunder; the Employer’s willingness to establish and maintain relationships with its customers, clients, accounts and prospects, and to provide the Executive with access thereto and to its Confidential Information; and as an inducement to, and in consideration for the Executive’s anticipated working relationship with the customers, clients, accounts and prospects of the Employer and its subsidiaries or affiliates all of which are of substantial benefit to the Executive and, by their terms, require assurances regarding competition and disclosure, the receipt and sufficiency of which consideration is hereby expressly acknowledged, the Executive covenants and agrees that during the term of this Agreement and thereafter during the Noncompete Period (as defined below) the Executive will not accept, directly or indirectly, whether as an officer, director, agent, employee, independent contractor, consultant, joint venture, partner, trustee, beneficiary, or otherwise of any person, firm, corporation, trust or other entity (other than the Employer, its subsidiaries and any other entity in which the Employer holds an equity investment approved by the Employer’s Board of Directors) or as an individual, enter into, undertake, engage, or otherwise participate in any of the following, except to the extent the same are expressly authorized in advance and in writing by the Employer’s Board of Directors, in its sole discretion:

A.                      The Executive will not directly or indirectly sell life insurance to, or otherwise obtain or accept life insurance business from any person, firm or entity that is located in the Restricted Territory (as defined below) with whom the Employer (or any of its subsidiaries or affiliates) has had an established customer, client or account relationship and with whom the Executive in his capacity as an officer, director or employee of the Employer (or any of its subsidiaries or affiliates) has had personal contact during the twenty-four (24) month period immediately preceding the date of termination of Executive’s employment.

B.                   The Executive will not directly or indirectly act in the capacity of an insurance advisor, insurance consultant, or risk manager with respect to life insurance for any person, firm, or entity that is located in the Restricted Territory with whom the Employer (or any of its subsidiaries or affiliates) has had an established customer, client, or account relationship and with whom the Executive in his capacity as an officer, director or employee of the Employer (or any of its subsidiaries or affiliates) has had personal contact during the twenty-four (24) month period immediately preceding the date of termination of Executive’s employment.

C.                            The Executive will not directly or indirectly contact, canvass, encourage or otherwise solicit any person, firm, or entity that is located in the Restricted Territory with whom the Employer (or any of its subsidiaries or affiliates) has had an established customer, client, or account relationship and with whom the Executive in his capacity as an officer, director or employee of the Employer (or any of its subsidiaries or affJ..liates) has had personal contact during the twenty-four (24) month period immediately preceding the date on which Executive’s employment terminated, for the purpose or with the intent of selling life insurance or consulting, advisory, or risk management services to such customer, client or account to the extent that such insurance or such services are provided by or otherwise available through the Employer (or any of its subsidiaries or affiliates).

D.                         The Executive will not directly or indirectly solicit or encourage any current employee, agent or contractor with whom the Employer (or any of its subsidiaries or affiliates) has an established employment, contractual or other business relationship and with whom the Executive has had personal contact in his capacity as an officer, director or employee of the Employer (or any of its subsidiaries or affiliates) to modify, curtail or terminate their employment, contract or business relationship with the Employer (or any of its subsidiaries or affiliates) or become employees, contractors, or agents for or on behalf of any person, firm or entity providing products or services which are substantially similar to the products or services sold or provided by the Employer (or any of its subsidiaries or affiliates), in competition with the Employer (or any of its subsidiaries or affiliates).

E.                       For purposes of this Agreement, the “Noncompete Period” shall mean the period commencing on the date of termination of the Executive’s employment for any reason (the “Date of Termination”) and continuing until the later of (i) the first anniversary of the Date of Termination or (ii) so long as the Employer has paid the Liquidated Damages Amount to the Executive pursuant to Section 9 and continues to comply with its other obligations under Section 9, the expiration of the Severance Period.

F.                      For purposes of this Agreement, the “Restricted Territory” shall mean (i) the State of Nebraska and (ii) any other state in which the Employer (or any of its subsidiaries or affiliates) is actually transacting life insurance business on the Date of Termination.

G.                    Notwithstanding the foregoing, nothing in this Section 12 shall prohibit the Executive from: (i) owning less than five percent (5%), in the aggregate, of any class of stock of any publicly traded corporation that files reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; (ii) owning any class of stock of any corporation, provided that such corporation does not engage in any activity prohibited by subsections A through F of this Section 12; (iii) engaging in any manner in the life insurance business, so long as such activity does not violate subsections A through F of this Section 12; or (iv) engaging in any activity that is expressly authorized in advance and in writing by the Employer’s Board of Directors, in its sole discretion.

13.                    Remedies in the Event of Breach; Specific Performance.  The parties acknowledge that the Employer’s remedies at law for breach of the covenants contained in Sections 11 and 12 hereof by the Executive are inadequate, that irreparable harm is likely to result in the event of a breach of such covenants and that monetary damage alone will not compensate for such damage. Therefore, the Executive waives any and all defenses that an adequate remedy at law exists in the event of any action by the Employer to enforce any one or more of the covenants set forth in Sections 11 and 12 hereof, and the Executive agrees that the Employer shall be entitled to injunctive relief, as well as such other relief as may be available at law or in equity, including, but not limited to, specific performance and/or damages to the extent the same can be quantified and proven.

14.                 Severability.  Invalidity of any provision of this Agreement including, but not by way of limitation, any provision of Sections 8, 10, 11, or 12 hereof shall not render invalid any of the other provisions of this Agreement (including, but not by way of limitation, any of the other provisions of said sections and/ or of said specifically enumerated subsections).

15.                Miscellaneous Provisions.

A.                        Successor and Assigns.  This Agreement is personal in nature and the Executive may not assign or delegate any rights or obligations hereunder without first obtaining the express written consent of the Employer. The rights, benefits, and obligations of the Employer under this Agreement and all covenants and agreements pertaining thereto hereunder shall be assignable by the Employer and shall inure to the benefit of and be enforceable by or against its successors and assigns, provided the Employer shall remain liable to the Executive for the performance of all obligations to be performed by it hereunder.

B.                    Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements or understandings and all negotiations, discussions, arrangements, and understandings with respect thereto.

C.                   Binding Effect.  This Agreement shall be binding upon the parties and their respective heirs, personal representatives, administrators, trustees, successors, and permitted assigns.

D.                   Amendment or Modification.  No amendment or modification of this Agreement shall be binding unless executed in writing by the parties hereto.

E.                    Nebraska law.  Employer and Executive agree that this Agreement shall be governed by and construed according to the laws of the State of Nebraska.

F.                     Interpretations.  Any uncertainty or ambiguity existing herein shall not be interpreted against either party because such party prepared any portion of this Agreement, but shall be interpreted according to the application of rules of interpretation of contracts generally. The headings used in this Agreement are inserted for convenience and reference only and are not intended to be an integral part of or to affect the meaning or interpretation of this Agreement.

G.                   Notices.  Any notice required to be given in writing by any party to this Agreement may be delivered personally or by certified mail. Any such notice directed to the Employer shall be addressed to the Employer at 8101 0 Street, Suite S111, Lincoln, NE 68510, Attention: Secretary, Board of Directors; or to such other address as the Employer may from time to time designate in writing to the Executive.  Any notice addressed to the Executive shall be addressed to his personal residence at 1320 Smoky Hill Rd., Lincoln, NE or to such other address as the Executive may from time to time designate in writing to the Employer.

H.                  Survival.  Anything herein to the contrary notwithstanding, the rights and obligations of the parties hereunder which by their terms contemplate or require performance or obligations which extend beyond or occur after the termination of this Agreement, specifically including, but not limited to, the payments to the Executive provided for in Sections 7 and 9, the indemnification of Executive provided in Section 10, the use of Confidential Information set forth in Section 11, and the Noncompete Covenant set forth in Section 12 shall survive termination of this Agreement and shall be and remain fully enforceable as between the parties in accordance with their terms.

I.                       Voluntary Execution; Conflict Waiver.  Each of the Executive and the Employer is signing this Agreement knowingly and voluntarily. The Executive and the Employer hereby agree and acknowledge that the law firm of Cline Williams Wright Johnson & Oldfather, L.L.P.  (the “Firm”), which presently represents the Employer, has drafted this Agreement.  The Executive and the Employer further acknowledge that they have received full disclosure regarding the potential conflict of interest associated with the drafting of this Agreement by the Firm.  The Executive and the Employer have been given the opportunity to consult with independent counsel of their choice regarding their rights under this Agreement. Each of the Executive and the Employer knowingly and voluntarily consents to the drafting of this Agreement by the Firm and waives any action or claim he or it may have against the Firm and/or any of its attorneys regarding any such conflict.

J.                           Signatures. This Agreement may be executed in counterparts, both of which shall be one and the same Agreement.

16.                     Termination of Consulting and Advisory Agreernent.  The Employer, the Executive and Bison Capital Corp., a Kansas corporation, agree that, upon execution of this Agreement by the Employer and the Executive, that certain Consulting and Advisory Agreement between the Employer and Bison Capital Corp. (as successor by merger to Corporate Development Inc.) shall terminate without further obligation or liability of any party thereunder and shall be null and void and of no further force or effect.

IN WITNESS WHEREOF, the Employer and the Executive have caused this Agreement to be signed, effective as of the date and year first above written, fully intending the same to be binding upon themselves and their respective heirs, personal representatives, trustees, successors, receivers and assigns.

MIDWEST HOLDING INC.

By:	/S/ Milton Tenopir

EXECUTIVE

By:	/S/ Rick Meyer

Agreed as to Section 16:

BISON CAPITAL CORP.

By:	/S/ Rick Meyer
Rick Meyer